Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

MERIDIAN WASTE SOLUTIONS, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is: Meridian Waste Solutions, Inc.

The former name of the corporation, under which it was originally formed is: CIP, Inc.

2. The date of filing of the certificate of incorporation with the Department of State is: November 12, 1993

3. The amendment effected by this certificate of amendment is as follows:

Paragraph Fourth of the Certificate of Incorporation relating to capitalization of the corporation and designations of classes of preferred stock is amended to:

A.

Include the following subparagraph as new paragraph h. III.F, following paragraph h.III.E:

“F. Antidilution Adjustment. For so long as 10% of the total number of shares of authorized Series D Preferred Stock is outstanding, if the Company issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share, that is less than the Conversion Price of the Series D Preferred Stock immediately in effect prior to such sale or issuance, then immediately upon such sale or issuance the Conversion Price of the Series D Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security (to the conversion price of such security on the issuance date thereof) and again upon any issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for par value per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described herein.”

B.	Include the following as new paragraph i.III.F, following paragraph i.III.E:

“F. Antidilution Adjustment. For so long as 10% of the total number of shares of authorized Series E Preferred Stock is outstanding, if the Company issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share, that is less than the Conversion Price of the Series E Preferred Stock immediately in effect prior to such sale or issuance, then immediately upon such sale or issuance the Conversion Price of the Series E Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security (to the conversion price of such security on the issuance date thereof) and again upon any issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for par value per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described herein.”

4. The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

 IN WITNESS WHEREOF, the undersigned has executed this Certificate this 13th day of March 2018.

/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer